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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 1, 2002
(date of report) (date of earliest event reported)

EXCO RESOURCES, INC.
(exact name of registrant as specified in its charter)

Texas
(state or other jurisdiction of incorporation)

0-9204 (Commission File No.)	74-1492779 (IRS Employer Identification No.)

6500 Greenville Ave.
Suite 600, LB 17
Dallas, Texas 75206
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (214) 368-2084

Item 2. Acquisition or Disposition of Assets.

        On November 1, 2002, EXCO Resources, Inc. ("EXCO") completed the acquisition of certain oil and natural gas properties located in the DJ Basin of Colorado (the "DJ Basin Properties") from Southwestern Eagle, L.L.C. and SW Production Company (collectively the "Sellers" or "Southwestern"). The properties consist of 111 producing oil and natural gas wells. Under terms of the acquisition, EXCO became the operator of 108 of the wells. As of October 1, 2002, estimated total proved reserves net to EXCO's interest included 2.1 million barrels (Mmbbls) of oil and natural gas liquids and 13.5 billion cubic feet (Bcf) of natural gas. Production for September 2002, net to EXCO's interest, was approximately 630 Bbls of oil and NGLs per day, and 3.7 million cubic feet (Mmcf) of natural gas per day.

        The purchase price consisted of $22.0 million cash ($21.1 million after contractual adjustments). The net purchase price is subject to further adjustment based on the final settlement statement which shall be prepared and delivered by the Sellers on or before January 30, 2003. The cash consideration was paid from $19.7 million of borrowings under EXCO's restated U.S. credit agreement, and $1.4 million from surplus cash. The effective date of the acquisition was October 1, 2002. The purchase price was determined through arms-length negotiations between the parties, taking into account reserve estimates and other items customarily considered in acquisitions of this type.

        The DJ Basin Properties were acquired pursuant to the terms of a Purchase and Sale Agreement (the "Purchase Agreement") dated as of October 18, 2002, entered into between the Sellers and EXCO. The Purchase Agreement includes representations, warranties, covenants, indemnities and closing conditions customary for transactions of this type.

Item 7. Financial Statements and Exhibits

(a)
Financial Statements.

    Not required.

(b)
Pro Forma Financial Information.

    Not required.

(c)
Exhibits.

Number	Document
2.1	Purchase and Sale Agreement between Southwestern Eagle, L.L.C. and SW Production Company, as sellers, and EXCO Resources Inc., as buyer, dated October 18, 2002 (filed herewith).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EXCO RESOURCES, INC.
	By:	/s/ J. DOUGLAS RAMSEY J. Douglas Ramsey, Vice President and Chief Financial Officer
Dated: November 8, 2002

INDEX TO EXHIBITS

Number	Document
2.1	Purchase and Sale Agreement between Southwestern Eagle, L.L.C. and SW Production Company, as sellers, and EXCO Resources Inc., as buyer, dated October 18, 2002 (filed herewith).

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS